Exhibit (i)

SEWARD & KISSEL LLP
901 K Street, N.W.
Washington, DC 20001

Telephone: (202) 737-8833
Facsimile: (202) 737-5184
www.sewkis.com

October 2, 2012

Drexel Hamilton Mutual Funds
45 Rockefeller Plaza
Suite 2000
New York, New York 10111

Ladies and Gentlemen:

We have acted as counsel for Drexel Hamilton Mutual Funds, a Delaware statutory trust (the "Trust"), in connection with the registration under the Securities Act of 1933, as amended (the "Securities Act"), of shares ("Shares") of Drexel Hamilton Multi-Asset Real Return Fund, a series of the Trust (the "Fund").  The Trust is registered under the Investment Company Act of 1940, as amended, as an open-end management investment company.

As counsel for the Trust, we have participated in the preparation of the Post-Effective Amendment to the Trust's Registration Statement on Form N-1A (as so amended, the "Registration Statement") to be filed with the Securities and Exchange Commission (the "Commission") in which this letter is included as an exhibit.  We have examined the Declaration of Trust and By-laws of the Trust and any amendments and supplements thereto and have relied upon such corporate records of the Trust and such other documents and certificates as to factual matters as we have deemed to be necessary to render the opinion expressed herein.

Based on such examination, we are of the opinion that the Trust is authorized to issue an unlimited number of Shares of the Fund, and that, when the Shares are issued and sold in the manner described in the Registration Statement, they will be validly issued, fully paid and nonassessable by the Trust. The foregoing opinion is limited to the laws of the State of Delaware.

We do not express an opinion with respect to any laws other than the laws of Delaware applicable to the issuance of shares of beneficial interest in a statutory business trust.  Accordingly, our opinion does not extend to, among other laws, the federal securities laws or the securities or "blue sky" laws of Delaware or any other jurisdiction. Members of this firm are admitted to the bars of the State of New York and the District of Columbia.

We hereby consent to the filing of this opinion with the Commission as an exhibit to the Registration Statement and to the reference to our firm in the Registration Statement.

Very truly yours,

/s/ Seward & Kissel LLP